Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications

Phone (386) 418-8888

REGENERATION TECHNOLOGIES ANNOUNCES 2004 THIRD QUARTER RESULTS

Company Meets Revenue Goal; Will Hold Conference Call at 5:30 p.m. ET

ALACHUA, Fla. (Oct. 26, 2004) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, announced today that the company’s net revenue was $22.8 million for the third quarter of 2004, an increase of 13 percent as compared to third quarter 2003.

For the third quarter ended Sept. 30, 2004, the company reported net income of $1.7 million and net income per diluted share of $0.06, the same levels as third quarter 2003.

“RTI was able to meet our financial goals for the third quarter, despite some challenges,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “While Florida endured historical levels of hurricane activity during the third quarter, the hard work and dedication of all of our employees ensured that tissue entrusted to RTI was protected during the storms. All backup systems worked, and we were able to bring our Alachua facilities back to full operation very quickly after each storm passed through our area.”

Outlook

For the fourth quarter 2004, management expects net revenues to be between $22 and $24 million, and net income per share is expected to be between $0.06 and $0.08. This compares to net revenues of $12.4 million and net income per share of $0.05 for the fourth quarter 2003, which included a reversal of deferred tax valuation allowances of $2.7 million or $0.10 per share.

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Tuesday, Oct. 26, 2004 at 5:30 p.m. ET to discuss third quarter results. The conference call can be accessed by dialing 888-791-2132, passcode RTIXQ THREE. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through Dec. 2, 2004 and can be accessed by calling 800-216-3051; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed more than 500,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

###

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Revenues:
Fees from tissue distribution	$22,289	$19,675	$67,771	$61,529
Other revenues	479	479	1,725	1,538

Total net revenues	22,768	20,154	69,496	63,067
Costs of processing and distribution	13,347	10,856	41,675	34,422

Gross profit	9,421	9,298	27,821	28,645

Operating Expenses	6,527	6,780	20,116	20,025

Operating income	2,894	2,518	7,705	8,620
Net interest (expense) income	(198)	20	(660)	(727)

Income before income tax expense	2,696	2,538	7,045	7,893
Income tax expense	(1,043)	(919)	(2,504)	(2,994)

Net income	$1,653	$1,619	$4,541	$4,899

Net income per common share - basic	$0.06	$0.06	$0.17	$0.19

Net income per common share - diluted	$0.06	$0.06	$0.17	$0.18

Weighted average shares outstanding - basic	26,625,999	26,442,783	26,575,956	26,318,618

Weighted average shares outstanding - diluted	27,053,585	27,304,880	27,070,782	26,972,226

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Net Revenues

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Fees from tissue distribution:
Spinal	$14,969	$13,297	$45,816	$41,091
Sports medicine	1,911	2,220	6,966	6,634
Cardiovascular	2,047	1,372	5,179	3,890
General orthopedic	3,362	2,786	9,810	9,914
Other non-tissue	479	479	1,725	1,538

Total	$22,768	$20,154	$69,496	$63,067

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2004	December 31, 2003
Assets
Current Assets:
Cash and cash equivalents	$10,459	$10,051
Restricted deposits	—	14,757
Accounts receivable - net	10,029	5,942
Inventories	41,679	41,655
Other current assets	5,707	6,177

Total current assets	67,874	78,582
Property, plant and equipment - net	42,558	43,689
Other assets	13,851	14,145

	$124,283	$136,416

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$8,355	$18,919
Other current liabilities	8,787	19,967

Total current liabilities	17,142	38,886
Other liabilities	9,549	5,133

Total liabilities	26,691	44,019

Total stockholders’ equity	97,592	92,397

	$124,283	$136,416

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$1,653	$1,619	$4,541	$4,899
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,135	1,117	3,333	3,530
Change in working capital	(2,397)	(4,091)	(15,211)	(9,833)
Other	881	351	2,132	2,517

Net cash provided by (used in) operating activities	1,272	(1,004)	(5,205)	1,113

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,126)	(76)	(2,188)	(1,352)
Additional cash paid for purchases of assets	—	—	—	(250)

Net cash used in investing activities	(1,126)	(76)	(2,188)	(1,602)

Cash flows from financing activities:
Payment made to terminate swap agreement	—	—	(1,613)	—
Payments on capital lease and note obligations	(787)	(427)	(1,898)	(1,443)
Payment on note payable	—	—	(12,068)	—
Proceeds from issuance of term loan	—	—	9,000	—
Decrease in restricted deposits	—	534	14,757	133
Other	317	1,409	(377)	1,713

Net cash (used in) provided by financing activities	(470)	1,516	7,801	403

Net (decrease) increase in cash and cash equivalents	(324)	436	408	(86)
Cash and cash equivalents, beginning of period	10,783	9,289	10,051	9,811

Cash and cash equivalents, end of period	$10,459	$9,725	$10,459	$9,725